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                                    May 27, 1999


Basin Exploration, Inc.
370 Seventeenth Street, Suite 3400
Denver, Colorado 80202


               Re: Shelf Registration Statement No. 333-36143 on Form S-3 Prospectus Supplement relating to 4,312,500 Shares of Common Stock of Basin Exploration, Inc.

Ladies and Gentlemen:

          We have acted as counsel for Basin Exploration, Inc., a Delaware corporation (the "Company"), in connection with the preparation of a Registration Statement on Form S-3 (the "Registration Statement") filed by the Company with the Securities and Exchange Commission and declared effective under the Securities Act of 1933, as amended (the "1933 Act") on October 2, 1997, and a preliminary prospectus supplement dated May 28, 1999 relating to the offer and sale under that Registration Statement of 4,312,500 shares (the "Shares") of the Company's common stock, par value $.01 per share (the "Common Stock").

          This opinion is delivered pursuant to the requirements of Item 601(b)(5) of Regulation S-K under the 1993 Act.

          We have examined and relied on originals or copies, certified or otherwise identified to our satisfaction, of such documents, corporate records and other instruments, have made such inquiries as to questions of fact of officers and representatives of the Company and have made such examinations of law as we have deemed necessary or appropriate for purposes of giving the opinions expressed below. In such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity with the originals of all documents submitted to us as copies.


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Basin Exploration, Inc.
May 27, 1999
Page 2



          The following opinions are limited solely to the applicable federal law of the United States of America, the law of the State of Colorado and the General Corporation Law of the State of Delaware. While we are not licensed to practice in the State of Delaware, we have reviewed applicable provisions of the General Corporation Law of the State of Delaware as we have deemed appropriate in connection with the opinions expressed herein. Except as described, we have neither examined nor do we express any opinion with respect to Delaware law.

          Based upon and subject to the foregoing, we are of the opinion that:

          1. The issuance and sale by the Company of the Shares, as provided in the Registration Statement, has been duly and validly authorized by all necessary corporate action of the Company.

          2. The Company's Common Stock, and the Preferred Stock Purchase Rights appertaining thereto, when issued and sold in conformity with the resolutions of the board of directors of the Company and as contemplated in the Registration Statement and the Prospectus Supplement, will be validly issued, fully paid and non-assessable.

          We hereby consent to the filing of this opinion with the Commission as
Exhibit 5.1. We also consent to the reference to this firm under the heading "Legal Matters" in the Registration Statement and "Validity of Common Stock" in the Prospectus Supplement as the counsel who will pass upon the validity of the Common Stock. In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules of the Securities and Exchange Commission thereunder.

                                        Very truly yours,

                                        /s/ DAVIS, GRAHAM & STUBBS LLP

                                        DAVIS, GRAHAM & STUBBS LLP